Exhibit 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 w Fort Lee wNJ 07024
P.O. Box 436402 w San Ysidro w CA 92143-9402
619-623-7799 w Fax 619-564-3408 wstan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of July  31, 2010, on the audited financial statements RJD GREEN INC. as of June 30,  2010 and for the period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA
November 12, 2010

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants